Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Robert Monson, President and CEO               William Restrepo, Chief Financial Officer
                 713-881-2816                                                713-881-2812

SEITEL ANNOUNCES THIRD QUARTER RESULTS

Fourth Consecutive Quarter of Year-on-Year Growth in Cash Resales

HOUSTON, November 8, 2005 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today reported third quarter 2005 revenue of $24.6 million, compared to $27.4 million for the third quarter of 2004.  The cash resale revenue for the third quarter was $20.3 million versus $14.9 million in the third quarter of last year, a 36 percent increase. This represents the fourth consecutive quarter of year-on-year growth in cash resales. For the nine-month period in 2005, cash resales were $65.5 million compared to $52.3 million for the same period in 2004.

For the third quarter, the company reported a net loss of $2.3 million, or $0.02 per share, compared to a net loss of $80.6 million or $0.76 per share in the third quarter of last year.

In the 2005 third quarter, revenue was 10 percent lower than in the same quarter last year due primarily to a decrease in selections of data from library cards by the company's U.S. customers. Although selection revenue is not evenly spread across the quarters, the current quarter U.S. selections were likely affected by the disruptions resulting from the two major hurricanes. Selections in Canada grew by 32 percent over last year.

Cash resales for the third quarter increased significantly in both the U.S. and Canada, with 23 percent and 63 percent year-on-year growth, respectively.

"I am pleased with the continued year-on-year growth of our cash resales, and with the resale revenue by age of our data. The fairly even distribution between older and newer data indicates the resiliency of our library," stated Rob Monson, chief executive officer of Seitel.  "Our clients are acquiring more data as they move resources toward exploration, and we believe we are well positioned with one of the most comprehensive data libraries in North America to continue responding to their needs. In addition, our backlog of signed acquisition surveys already represents more acquisition revenue in 2006 than we expect to achieve in 2005.

"Although there was some disruption due to office evacuations in Houston and Louisiana, the hurricanes did not affect the safety of our employees, and had no impact on our survey operations," continued Monson.  "Fortunately, we had no crews operating in the area at the time the hurricanes hit."

The company reported an operating loss of $2.6 million in the 2005 third quarter compared to an operating loss of $70.5 million in the 2004 third quarter, a 96 percent improvement. Operating income for the 2005 nine-month period was $8.3 million compared to an operating loss of $59.0 million in the prior year, a 114 percent improvement.  Both the three and nine month periods of 2004 included a $59.1 million non-cash amortization charge related to the company's decision to revise its estimate of the accounting data life from seven to four years, effective July 1, 2004.  Additionally, the 2005 periods reflect lower amortization resulting from the effects of the level of revenue recognized on data with fully amortized costs.

For the nine months, the company reported a net loss of $3.2 million, or $0.02 per share, compared to a net loss of $86.4 million, or $1.65 per share for the same period of 2004.  The 2004 three and nine month periods included the following non-recurring charges: (i) the $59.1 million amortization charge (in both periods) described above; (ii) $6.4 million and $12.4 million, respectively, in reorganization charges, which included costs related to restructuring efforts and bankruptcy proceedings; and (iii) $2.3 million in additional interest expense in the 2004 third quarter due to the overlapping of newly issued and retiring senior notes.  The 2005 three and nine month periods included a tax benefit of $3.9 million and $4.9 million, respectively, which primarily resulted from the reversal of the valuation allowance provided against the deferred tax asset in Canada.  During 2005, we determined that it was more likely than not that this deferred tax asset would be realized.  The three and nine month periods of 2004 included a tax benefit of $2.6 million and $2.3 million, respectively.

Cash margin, cash revenues other than from data acquisition less cash expenses, is the indicator management believes best measures the level of cash from operations that is available for debt service and net capital expenditures. Cash margin grew 62 percent and 48 percent for the 2005 three and nine month periods to $14.5 million and $47.7 million, respectively.  At September 30, 2005, the company had a cash balance of $49.6 million.

CONFERENCE CALL

Seitel will broadcast live via the Internet third quarter results for 2005 on Wednesday, November 9 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To listen to the Webcast and gain access to the accompanying slide presentation, log on to the company's Website at http://www.seitel-inc.com/investorrelations.asp and click on the 2005 Q3 Earnings Webcast link. The Webcast will be available as a combined audio and visual presentation or as a visual presentation only (by using the "Live Phone Only" button on the Webcast) for those dialing in on the conference call. To dial in for the call and to participate in the question and answer session, dial 866-203-2528, passcode Seitel. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 25262307.  A replay of the Webcast will be available on the investor relations page of the company's Website within 24 hours of the call.  The slide presentation will be available immediately after the call on the company's Website at http://www.seitel-inc.com/investorrelations.asp.

ABOUT SEITEL

Seitel (OTC Bulletin Board: SELA), founded in 1982, has grown to become the owner of one of the largest seismic data libraries providing information to the North American oil and gas market. Focused on the U.S. and Canada, the company owns data in all the major exploration and production basins. Seitel continues to grow the data library using its 20 years of experience in performing seismic surveys in North America. Seitel's strengths include expertise in managing seismic data and delivering data to clients, as well as a solid, stable sales and marketing team. Seitel's seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. The company has ownership in over 34,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic. Seitel markets its seismic data to more than 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	September 30,	December 31,
	2005	2004
ASSETS
Cash and equivalents	$49,553	$43,285
Restricted cash	84	162
Receivables
Trade, net	32,500	41,164
Notes and other, net	252	2,149
Net seismic data library	122,802	151,230
Net property and equipment	9,021	11,077
Oil and gas operations held for sale	191	223
Investment in marketable securities	71	33
Prepaid expenses, deferred charges and other	14,459	14,159
Deferred income taxes	5,689	-

TOTAL ASSETS	$234,622	$263,482

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$17,301	$30,472
Income taxes payable	184	-
Oil and gas operations held for sale	31	28
Debt
Senior Notes	185,152	188,726
Notes payable	388	697
Obligations under capital leases	4,078	5,294
Deferred income taxes	-	606
Deferred revenue	43,705	53,488
TOTAL LIABILITIES	250,839	279,311

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share; authorized
5,000,000 shares; none issued	-	-
Common stock, par value $.01 per share; authorized
400,000,000 shares; issued and outstanding
152,716,111 at September 30, 2005 and 151,414,143
at December 31, 2004	1,527	1,514
Additional paid-in capital	237,759	235,081
Retained deficit	(257,566)	(254,384)
Deferred compensation - restricted stock	(2,334)	(1,125)
Notes receivable from officers and employees
for stock purchases	(1)	(21)
Accumulated other comprehensive income	4,398	3,106
TOTAL STOCKHOLDERS' DEFICIT	(16,217)	(15,829)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$234,622	$263,482

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2005	2004

REVENUE	$24,550	$27,404

EXPENSES:
Depreciation and amortization	19,441	90,771
Cost of sales	55	52
Selling, general and administrative expenses	7,680	7,073
	27,176	97,896

LOSS FROM OPERATIONS	(2,626)	(70,492)

Interest expense, net	(5,593)	(8,147)
Foreign currency exchange gains	1,978	1,761
Reorganization items	-	(6,383)

Loss from continuing operations before income taxes	(6,241)	(83,261)

Benefit for income taxes	(3,878)	(2,583)

Loss from continuing operations	(2,363)	(80,678)

Income from discontinued operations	22	89

NET LOSS	$(2,341)	$(80,589)

Basic and diluted loss per share:
Loss from continuing operations	$(.02)	$(.76)
Income from discontinued operations	-	-
Net loss	$(.02)	$(.76)

Weighted average number of common and common
equivalent shares - basic and diluted	152,745	106,289

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Nine Months Ended September 30,
	2005	2004

REVENUE	$107,817	$103,764

EXPENSES:
Depreciation and amortization	76,363	139,193
Cost of sales	143	261
Selling, general and administrative expenses	23,018	23,287
	99,524	162,741

INCOME (LOSS) FROM OPERATIONS	8,293	(58,977)

Interest expense, net	(17,572)	(18,415)
Foreign currency exchange gains	1,161	953
Loss on sale of security	(11)	-
Reorganization items	-	(12,415)

Loss from continuing operations before income taxes	(8,129)	(88,854)
Benefit for income taxes	(4,906)	(2,272)

Loss from continuing operations	(3,223)	(86,582)

Income from discontinued operations	41	133

NET LOSS	$(3,182)	$(86,449)

Basic and diluted loss per share:
Loss from continuing operations	$(.02)	$(1.65)
Income from discontinued operations	-	-
Net loss	$(.02)	$(1.65)

Weighted average number of common and
common equivalent shares - basic and diluted	152,294	52,544

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The following table summarizes the components of Seitel's revenue for the three and nine months ended September 30, 2005 and 2004 (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Acquisition revenue:
Cash underwriting	$2,408	$5,184	$17,550	$29,195
Underwriting from non-monetary exchanges	1,235	32	1,932	1,870
Total acquisition revenue	3,643	5,216	19,482	31,065
Licensing revenue:
New resales for cash	20,278	14,946	65,510	52,271
Non-monetary exchanges	129	1,532	6,970	10,470
Deferral of revenue	(8,948)	(7,648)	(33,672)	(31,639)
Selections of data	8,216	12,211	45,629	37,990
Total resale revenue	19,675	21,041	84,437	69,092
Solutions and other	1,232	1,147	3,898	3,607
Total revenue, as reported	$24,550	$27,404	$107,817	$103,764

The following table shows cash margin (defined as cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses and costs of goods sold) and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure, operating loss, for the three and nine months ended September 30, 2005 and 2004 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Cash margin	$14,497	$8,968	$47,729	$32,330
Add (subtract) other revenue components not
included in cash margin:
Acquisition revenue	3,643	5,216	19,482	31,065
Non-monetary exchanges	129	1,532	6,970	10,470
Deferral of revenue	(8,948)	(7,648)	(33,672)	(31,639)
Selections of data	8,216	12,211	45,629	37,990
Less:
Depreciation and amortization	(19,441)	(90,771)	(76,363)	(139,193)
Non-cash operating expenses	(722)	-	(1,482)	-
Operating income (loss), as reported	$(2,626)	$(70,492)	$8,293	$(58,977)

The following tables show the distribution of our US 3D onshore and Canadian 2D and 3D onshore resale revenue by age of our data and reconciliation of such resale revenue to total revenue for the nine months ended September 30, 2005 (dollars in thousands):

Pre-2000

2000-2002

2003-2005

Total

Resales - US 3D onshore and Canadian 2D and 3D

36%

40%

24%

100%

Reconciliation to total revenue:

Resales - US 3D onshore and Canadian 2D and 3D................................................................

$
71,671
Other revenue components:

        Other resale revenue (principally offshore and US 2D)......................................................

12,766
        Acquisition revenue......................................................................................................

19,482
        Solutions and other revenue..........................................................................................

3,898
Total revenue, as reported.....................................................................................................

$
107,817

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